UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 20, 2009

EQUIFAX INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	1-6605	58-0401110
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1550 Peachtree Street, N.W.
Atlanta, Georgia	30309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (404) 885-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On October 20, 2009, Equifax Inc. (“Equifax”) entered into a definitive agreement (“Agreement”) with IXI Corporation (“IXI”), a privately-held company headquartered in McLean, Virginia, to acquire all of IXI’s outstanding shares in an all cash transaction.  IXI collects, analyzes and delivers consumer wealth and asset data.  Equifax will pay a total of approximately $124 million in cash to the shareholders of IXI, subject to adjustment as provided in the Agreement. The obligations of the parties to close the transaction are subject to customary conditions.  The transaction is expected to close in the near future.  Once the acquisition is completed, IXI will be a wholly owned subsidiary of Equifax.

Equifax currently plans to finance the purchase price of the acquisition through borrowings under its existing $850 million senior unsecured revolving credit facility with a group of financial institutions.

Item 7.01   Regulation FD Disclosure.

On October 21, 2009, Equifax Inc. issued a press release relating to the transaction described in Item 1.01 above.  A copy of the test of the press release is attached as Exhibit 99.1 hereto.  The information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(c)  Exhibits:

Exhibit No.	Description
99.1	Equifax Inc. press release issued October 21, 2009, announcing the entry into an agreement to acquire IXI Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/ Kent E. Mast
	Name:	Kent E. Mast
	Title:	Corporate Vice President and
Chief Legal Officer

Date: October 21, 2009

Exhibit Index

The following exhibit is being furnished with this report:

Exhibit No.	Description
99.1	Equifax Inc. press release issued October 21, 2009, announcing the entry into an agreement to acquire IXI Corporation.